Exhibit 99.1

ProUroCare Medical Receives FDA Clearance for

ProUroScan Elasticity Imaging System

Approved to make real-time, color images of men’s prostate glands, ProUroCare will next pilot the clinical technology in select medical centers

MINNEAPOLIS (May 1, 2012) – ProUroCare Medical Inc. (OCTBB: PUMD), provider of proprietary medical imaging products, announced today it has received clearance from the U.S. Food & Drug Administration (FDA) for its ProUroScan™ prostate mechanical imaging (PMI) system. The approval paves the way for men and their families to receive high-resolution visual documentations as an aid in detecting prostate abnormalities that were previously detected by digital rectal examination (DRE). The ProUroScan system constructs color 2D and 3D “maps” of the prostate in real-time that, when in agreement with a DRE finding, can be permanently stored in electronic records for future analysis and comparison. ProUroCare’s patented tactile elasticity imaging technology, which uses a handheld pressure-sensing rectal probe and sophisticated image construction software to produce its prostate maps, represents a new imaging modality distinct from traditional ultrasound imaging.

The company plans to introduce the technology in 2012 to a limited number of top U.S. medical care centers in key major metropolitan markets. With assistance from Minneapolis investment firm Cherry Tree & Associates, LLC, ProUroCare has been actively seeking a strategic corporate partner with a strong sales and in-service support presence in the urologic market to fully commercialize its technology.

“This is a major milestone for the company, for physicians looking for more assurance and documentation in their evaluations and for men eager for more information to assess and make decisions about their prostate health,” said Rick Carlson, CEO of ProUroCare Medical. “A color image can go a long way in documenting a person’s prostate condition, and this development puts us one step closer to supplementing other screening measures with a helpful, high quality visual aid that can be referred and compared to over time.”

As a standard of care, the American Urological Association (AUA) currently recommends that beginning at age 40, men receive a DRE and a prostate specific antigen (PSA) blood test in their yearly physical, yet data from community-based studies suggest the positive predictive values of DRE and PSA combined achieve only a 56 percent predictive value. Furthermore, neither test creates a physical or visual record of the prostate. The ProUroScan system is being introduced as an adjunctive technology to a DRE for physicians to use to further clarify and document abnormalities associated with the prostate gland.

“Having a visual aid of irregularities can be so helpful to physicians and patients, particularly in the area of prostate care where decision-making is often difficult, said Dr. Robert Weiss, a urologic oncologist with the Cancer Institute of New Jersey and a faculty member at Robert Wood Johnson Medical School who used the ProUroScan technology as part of its clinical trial process. “The quality and resolution of the images are excellent, providing an immensely valuable supplement to the DRE, where physicians must rely on a gloved finger to feel for changes in the size and shape of the gland.”

The prostate imaging system’s FDA 510(k) was first submitted by ProUroCare’s development partner Artann Laboratories, Inc. and later processed in accordance with the de novo provisions accounted for in Section 513(f)(2) of the Federal Food, Drug and Cosmetic Act. The FDA filings were supported by data from a 2009 National Institute of Health and National Cancer Institute-supported clinical study of patients evaluated at five leading U.S. medical centers, as well as an earlier study conducted specifically at the Robert Wood Johnson Medical Center in New Brunswick, N.J.

About ProUroCare Medical Inc.

ProUroCare Medical Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products. Based in Minneapolis, Minn., the company’s stock trades on the OTCBB market.

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This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the impact and timing of actions taken by the FDA and other regulatory agencies with respect to ProUroCare’s products and business; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.

Contact:

Aaron Berstler, Kohnstamm Communications

(651) 789-1264

aaron@kohnstamm.com

Rick Carlson   Chief Executive Officer, ProUroCare Medical Inc.

(952) 476-9093

rcarlson@prourocare.com